EXHIBIT 99(a)

Contacts:

Stacey Sullivan Calbert, Media Relations

Marie Perry, Investor Relations

(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL ANNOUNCES PRELIMINARY SECOND QUARTER FISCAL
2008 EPS FROM CONTINUING OPERATIONS, BEFORE SPECIAL ITEMS, AND REPORTS
PRELIMINARY COMPARABLE RESTAURANT SALES

DALLAS, (Jan. 7, 2008) — Brinker International, Inc. (NYSE: EAT) today estimates earnings per diluted share from continuing operations, before special items, of $0.30 to $0.31 for the company’s second quarter ended Dec. 26, 2007 as compared to earnings per diluted share from continuing operations, before special items, of $0.33 for the second quarter of fiscal 2007.  For the second quarter of fiscal 2008, special items of approximately $0.13 per diluted share consist primarily of a gain on the sale of restaurants to a franchisee, partially offset by charges for the impairment of long-lived assets.  For the second quarter of fiscal 2007, special items of ($0.01) were related to impairment charges for restaurant closures.  As a result, the company estimates earnings per diluted share from continuing operations on a GAAP basis to be $0.43 to $0.44 for the second quarter of fiscal 2008 compared to $0.32 for the second quarter of the prior year.

For the second quarter of fiscal 2008, earnings before special items were primarily impacted by a decrease in Brinker comparable restaurant sales of approximately 2 percent (see Table 1) and the associated impact of sales deleverage on fixed costs. “It is obviously a very challenging time for our business, and we are not at all satisfied with our results.  While we are confident we are focused on the right fundamentals to deliver what our guests are looking for, we will continue to look for additional opportunities to meet our guests’ current needs and capitalize on future consumer trends,” said Doug Brooks, Chairman and CEO of Brinker International.

Table 1: Q2 preliminary comparable restaurant sales

Q2 08 and Q2 07, company and three reported brands; percentage

	Q2 08 Comparable Sales	Q2 07 Comparable Sales	Q2 08 Pricing Impact	Q2 08 Mix-Shift
Brinker International(1)	(2.1)	(1.4)	2.8	0.3
Chili’s	(2.4)	(1.2)	2.8	0.9
On The Border	(4.3)	(3.6)	2.2	0.1
Maggiano’s	1.7	(1.3)	3.1	(2.7)

(1) Brinker International preliminary comparable restaurant sales exclude the impact of Macaroni Grill.

Forward Calendar

-                    Second quarter earnings release, before market opens on Jan. 23, 2008.

-                    Second quarter conference call, via a live webcast on Jan. 23, 2008.

At the end of the first quarter of fiscal 2008, Brinker International either owned, operated, or franchised 1,827 restaurants under the names Chili’s Grill & Bar (1,383 units), Romano’s Macaroni Grill (241 units), On The Border Mexican Grill & Cantina (162 units), and Maggiano’s Little Italy (41 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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